Exhibit 99.1

ImaRx Therapeutics Receives Nasdaq Delisting Notification

TUCSON, Ariz., October 17, 2008 (GlobeNewswire via COMTEX News Network) — ImaRx Therapeutics, Inc. (Nasdaq:IMRX) today announced that it has been advised by The Nasdaq Stock Market (“Nasdaq”) pursuant to Marketplace Rule 4300 that, in view of the company’s recent business dispositions, it no longer has an operating business. Consequently, trading of the company’s common stock will be suspended at the opening of business on October 22, 2008, and a Form 25-NSE will be filed with the Securities and Exchange Commission removing the company’s securities from listing and registration on The Nasdaq Stock Market. The company does not intend to appeal Nasdaq’s decision.

ImaRx previously announced a significant corporate restructuring that included a reduction in force. In addition, the company announced it would commence exploring strategic alternatives for its commercial urokinase assets, clinical-stage SonoLysis program as well as its other company assets. To that effect, ImaRx recently announced that it had divested its urokinase business to Microbix Biosystems, Inc. for an upfront payment of $2 million and the assumption of $500,000 in chargeback liabilities and the potential of an additional $2.5 million payment upon release by the FDA of the three lots of urokinase that are currently subject to a May 2008 Approvable Letter. The company continues to evaluate strategic alternatives pertaining to its SonoLysis program and other corporate assets.

The company has been advised that a market maker has submitted an application to begin quoting the company’s common stock on the OTC Bulletin Board commencing with the opening of business on October 22, 2008. The OTC Bulletin Board is a regulated quotation service that displays real-time quotes, last-sales prices, and volume information in over-the-counter securities. Information regarding the OTC Bulletin Board can be found on the Internet at www.otcbb.com.

About ImaRx Therapeutics
ImaRx Therapeutics is a biopharmaceutical company that has been focused on the research, development and commercialization of therapies for vascular disorders. The company’s research and development efforts have been primarily focused on therapies for stroke and other vascular disorders using its proprietary microbubble technology.

About SonoLysis
ImaRx’s SonoLysis program involves the administration of its proprietary MRX-801 microbubbles and ultrasound to break up blood clots and restore blood flow to oxygen deprived tissues. The sub-micron size of MRX-801 microbubbles enables them to penetrate a blood clot, so that when ultrasound is applied their expansion and contraction, or cavitation, results in a disruption of the clot into very small particles. This technology was most recently evaluated in a Phase I/II clinical trial in combination with tPA in patients suffering from acute ischemic stroke.

Cautionary Statement
This press release contains certain forward-looking statements as such term is defined in the Private Securities Litigation Reform Act of 1995. Company statements that are not historical facts, including statements about the company’s expectations, beliefs, plans and objectives, are forward-looking statements and involve various risks and uncertainties, including the risks associated with starting new businesses. Additional discussion of factors that could cause actual results to differ materially from management’s expectations, beliefs, plans and objectives is contained in the company’s SEC filings.

ImaRx Therapeutics, Inc.
Bradford A. Zakes, President & CEO
(520) 770-1259
bzakes@imarx.com